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EXHIBIT 99A.5
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STATEMENTS OF INCOME                    U S WEST COMMUNICATIONS, Inc.
(UNAUDITED)                               (Telephone Operations Only)
                           Quarter Ended          Year Ended
                           December 31,     %    December 31,      %
In millions                1996    1995  Change  1996    1995  Change
-------------------------------- ------- ------------- ------- ------
OPERATING REVENUES
 Local service            $1,238  $1,113  11.2  $4,770  $4,344   9.8
 Interstate access           653     604   8.1   2,507   2,378   5.4
 Intrastate access           199     189   5.3     770     747   3.1
 Long-distance network       260     298 (12.8)  1,100   1,189  (7.5)
 Other services              177     171   3.5     684     626   9.3
                         ----------------      ----------------
Total operating revenues   2,527   2,375   6.4   9,831   9,284   5.9
                         ----------------      ----------------
OPERATING EXPENSES
 Employee-related*           852     802   6.2   3,377   3,079   9.7
 Other operating*            426     428  (0.5)  1,574   1,587  (0.8)
 Taxes other than
   income taxes               95      72  31.9     379     371   2.2
 Depreciation & amort        536     523   2.5   2,101   2,022   3.9
                         ----------------      ----------------
Total operating expenses   1,909   1,825   4.6   7,431   7,059   5.3
                         ----------------      ----------------

Income from operations       618     550  12.4   2,400   2,225   7.9

Interest expense             106     102   3.9     414     386   7.3
Gains on sales of rural
 telephone exchanges           8      24 (66.7)     59     136 (56.6)
Other expense - net           19      15  26.7      44      58 (24.1)
                         ----------------      ----------------
Income before inc taxes,
 extd item & cum effect
 of chg in acctg princ       501     457   9.6   2,001   1,917   4.4

Income tax provision         194     155  25.2     768     698  10.0
                         ----------------      ----------------
Income before extd
 item & cum effect of
 chg in acctg princ          307     302   1.7   1,233   1,219   1.1

Extraordinary item:
 Early extinguishment
 of debt, net of tax           -      (3)   -        -      (8)   -
                         ----------------      ----------------
Income before cum effect
 of chg in acctg princ       307     299   2.7   1,233   1,211   1.8

Cum effect of chg in
 acctg princ, net of tax       -       -    -       34       -    -
                         ----------------      ----------------
NET INCOME                  $307    $299   2.7  $1,267  $1,211   4.6
                         ================      ================

*Employee-related expenses for the year ended December 31, 1996 include the impacts of employee transfers from affiliated Communications Group companies to U S WEST Communications, Inc.
(USWC) during the first half of 1995. Prior to the transfers, these affiliate employee costs were billed to USWC and reflected as affiliate expense, which is included in other operating expenses.

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